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                                                                    EXHIBIT 99.2



  CMS ENERGY'S BOARD OF DIRECTORS TO ESTABLISH SPECIAL COMMITTEE
  ON ROUND TRIP TRADING AND APPOINTS ERNST & YOUNG LLP AS AUDITOR

               DEARBORN, Mich., May 24, 2002 -- CMS Energy Corporation (NYSE:CMS) today announced its Board of Directors will establish a special committee of independent directors to investigate matters surrounding round trip trades conducted by the Company's energy marketing unit, CMS Marketing, Services and Trading (CMS-MST). The special committee will retain outside counsel to assist in the investigation. The specific membership of the committee is to be established within the next ten days.

               CMS Energy announced its Board of Directors has appointed Ernst & Young LLP to audit the Company's financial statements for the year ending December 31, 2002.

               CMS Energy announced it plans to amend as soon as practical its 2001 Form 10-K and restate its financial statements for 2000 and 2001 to eliminate from revenue and expense all of the effects of round trip trades. None of the restatements will affect earnings or cash flows for either period. CMS Energy expects the restatement to simultaneously eliminate approximately $1 billion of revenue and expense from round trip trades in 2000. The Company previously reclassified 2001 financial statements to eliminate $4.2 billion of revenue and expense, which included $3.3 billion of previously reported revenue and expense from round trip power trades. The other $900 million of revenue and expense which was reclassified resulted from an incomplete round trip gas trade. The restatement will also adjust the year end 2001 balance sheet for offsetting receivable and payable amounts of $122 million related to round trip trades, and will restate 2001 revenue and expense of $5 million inadvertently missed in the 2001 restatement.

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               CMS Energy announced it is exploring the feasibility of
extinguishing those round trip trades that remain open positions on its books. Extinguishing these open positions will have no impact on earnings or cash flow.

               CMS Energy also announced it is cooperating with the Securities and Exchange Commission's investigation of round trip trading with another trading partner. It will also cooperate with inquiries by the Commodity Futures Trading Commission and Federal Energy Regulatory Commission related to these matters. CMS Energy has received or is aware of a number of shareholder class action lawsuits. The Company has received a subpoena from the U.S. Attorney's Office for the Southern District of New York related to round trip trading and understands it will receive a subpoena from the U.S. Attorney's Office in Houston, which also is investigating these matters.

               CMS Energy Corporation is an integrated energy company which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, independent power generation, oil and gas exploration and production, and energy marketing, services and trading.

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For more information on CMS Energy, please visit our web site at:  www.cmsenergy.com/

Media Contacts: Kelly M. Farr, 313/436-9253, John P. Barnett, 713/989-7556 or Daniel C. Bishop, 517/788-2395
Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590